Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:29 PM 07/06/2012 FILED 07:07 PM 07/06/2012 SRV 120813827 – 3431925 FILE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENELUX CORPORATION

Genelux Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 2001 (the “Original Certificate”).

B. The First Amended and Restated Certificate of Incorporation (the “First Restated Certificate”) was filed with the Secretary of State of the State of Delaware on September 17, 2002.

C. The Second Amended and Restated Certificate of Incorporation (the “Second Restated Certificate”) was filed with the Secretary of State of the State of Delaware on July 20, 2004.

D. The Third Amended and Restated Certificate of Incorporation (the “Third Restated Certificate”) was filed with the Secretary of State of the State of Delaware on October 7, 2005.

E. The Fourth Amended and Restated Certificate of Incorporation (the “Fourth Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 29, 2008.

F. The Fifth Amended and Restated Certificate of Incorporation (the “Fifth Restated Certificate”) was filed with the Secretary of State of the State of Delaware on January 7, 2010.

G. The Sixth Amended and Restated Certificate of Incorporation (the “Sixth Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 16, 2010 (the Sixth Restated Certificate, together with the Original Certificate, the First Restated Certificate, the Second Restated Certificate, the Third Restated Certificate, and the Fourth Amended and the Fifth Restated Certificate, the “Prior Certificate of Incorporation.”

H. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), this Seventh Amended and Restated Certificate of Incorporation amends and restates the provisions of the Prior Certificate of Incorporation of the Corporation.

I. This Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly approved and adopted by the Board of Directors and the stockholders of the Corporation pursuant to Section 242 of the General Corporation Law.

J. The Prior Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of this Corporation is Genelux Corporation.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

THIRD: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is LEXIS Document Services Inc.

FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 104,927,994, consisting of 75,000,000 shares of Common Stock, par value $0.001 per share, and 29,927,994 shares of Preferred Stock, par value $0.001 per share.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors of the Corporation (the “Board”). The Preferred Stock of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed by the Board in the resolution or resolutions providing for the issue of such series of Preferred Stock pursuant to the authority to do so which is hereby expressly vested in the Board.

Except as otherwise provided in this Certificate of Incorporation or in any resolution or resolutions of the Board providing for the issue of any particular series of Preferred Stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Board. Unless otherwise required by this Certificate of Incorporation, no approval by class or series vote or otherwise of the holders of the Preferred Stock or any series thereof will be required for the issue by the Board of any other series of Preferred Stock, whether or not in any respect senior to or on a parity with any such outstanding series, provided, however, that the Board may condition the issue of such additional series of Preferred Stock on the approval, by such proportion as the Board may specify, of any such outstanding series.

Except as otherwise provided in any resolution or resolutions of the Board providing for the issue of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this Article FOURTH and to any restrictions contained in any resolution or resolutions of the Board providing for the issue of any such series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

Shares of Common Stock and, subject to the provisions of this Article FOURTH, shares of any series of Preferred Stock, may be issued from time to time as the Board determines and on such terms and for such consideration as may be fixed by the Board.

Pursuant to the authority conferred on the Board in this Article FOURTH, there are hereby created and authorized for issuance the following series of Preferred Stock of the Corporation:

Name of Series	Number of Shares Authorized
Series A Preferred Stock	4,500,000
Series B Preferred Stock	608,000
Series C Preferred Stock	5,000,000
Series D Preferred Stock	3,000,000
Series E Preferred Stock	1,591,994
Series F Preferred Stock	953,000
Series G Preferred Stock	0
Series H Preferred Stock	5,000,000

Name of Series	Number of Shares Authorized
Series I Preferred Stock	2,775,000
Series J Preferred Stock	2,500,000
Series K Preferred Stock	4,000,000

A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock (the “A-K Preferred Stock”) and the shares of Common Stock of the Corporation is as follows:

4.1 Dividends.

4.1.1 The holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock shall be entitled to receive, in any fiscal year, out of the funds legally available therefor, cash dividends on a pari passu basis when, as and if declared by the Board. No dividends (other than those payable solely in Common Stock) shall be paid on any shares of Common Stock of the Corporation during any fiscal year of the Corporation until dividends representing an equal amount (on a per share equivalence basis) shall have been paid during that fiscal year on all the outstanding shares of the Preferred Stock.

4.1.2 The holders of the Series H Preferred Stock shall be entitled to receive dividends, payable in cash or in kind at the election of the Corporation at such time as cash dividends may lawfully be paid thereon by the Corporation, in an amount equal to nine percent (9%) per annum (the “Series H Dividends”). Series H Dividends shall accrue quarterly, on the last day of each fiscal quarter year-end of the Corporation, at the rate of two and a quarter percent (2.25%) per quarter, pro-rated for any partial quarter, and shall cumulate without compounding until the earlier to occur of:

(a) such time as they are paid by the Corporation;

(b) the conversion of the shares of the Series H Preferred Stock to which such dividends relate into shares of Common Stock pursuant to Section 4.5, in which case all accrued but unpaid dividends as of such conversion date shall simultaneously be converted into shares of Common Stock of the Corporation in accordance with the provisions of Section 4.5.1; or

(c) a Liquidation (as defined in Section 4.2) in which case all accrued but unpaid dividends as of the date of the Liquidation shall automatically be converted into additional shares of Series H Preferred Stock immediately prior to the Liquidation, and distributions thereon for the Liquidation shall be made as set forth in Section 4.2 below in the same manner and at the same time as the underlying shares of Series H Preferred Stock.

4.2 Liquidation Preference.

4.2.1 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (a “Liquidation”) the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Series A Preferred Stock or the Common Stock by reason of their ownership thereof, on a pari passu basis, the amount of the respective Original Issue Price for each such series as listed below, as such Original Issue Price is equitably adjusted for any combinations, consolidations, stock distributions, stock splits or stock dividends with respect to such series (the “Adjusted Issue Price”), plus all declared and unpaid dividends on each such series:

Name of Series	Original Issue Price
Series B Preferred Stock	$1.00
Series C Preferred Stock	$1.00
Series D Preferred Stock	$3.00
Series E Preferred Stock	$3.50
Series F Preferred Stock	$5.00
Series G Preferred Stock	$5.00
Series H Preferred Stock	$5.00
Series I Preferred Stock	$6.00
Series J Preferred Stock	$10.00
Series K Preferred Stock	$12.00

If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive if assets and funds had been sufficient to permit payment of the full aforesaid preferential amounts to all holders of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock. For purposes hereof, the Series A Preferred Stock and the Common Stock shall rank on Liquidation junior to the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and the Series K Preferred Stock.

4.2.2 After and only after the distribution described in Section 4.2.1 above has been paid, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1.00 per share of Series A Preferred Stock held by them, as equitably adjusted for any combinations, consolidations, stock distributions, stock splits or stock dividends with respect to such series (the applicable “Adjusted Issue Price” for the Series A Preferred Stock), plus all declared and unpaid dividends on the Series A Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and fends of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive if assets and funds had been sufficient to permit payment of the full aforesaid preferential amounts to all holders of the Series A Preferred Stock.

4.2.3 After and only after the distributions described in Sections 4.2.1 and 4.2.2 above have been paid, the holders of the A-K Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, on a pari passe basis the amount of the respective “Additional Liquidation Amount” for each such series listed below, as equitably adjusted for any combinations, consolidations, stock distributions, stock splits or stock dividends with respect to such series:

Name of Series	Additional Liquidation Amount
Series A Preferred Stock	$1.00
Series B Preferred Stock	$1.00
Series C Preferred Stock	$1.00
Series D Preferred Stock	$3.00
Series E Preferred Stock	$3.50
Series F Preferred Stock	$5.00
Series G Preferred Stock	$5.00
Series H Preferred Stock	$5.00
Series I Preferred Stock	$6.00
Series J Preferred Stock	$10.00
Series K Preferred Stock	$12.00

If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the A-K Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the A-K Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive if assets and funds had been sufficient to permit payment of the full aforesaid preferential amounts to all holders of the A-K Preferred Stock.

4.2.4 After the distributions described in Sections 4.2.1, 4.2.2 and 4.2.3 above have been paid, the remaining assets and funds of the Corporation then legally available for distribution, if any, shall be distributed, on a pari passu basis, among the holders of the Common Stock and the A-K Preferred Stock in proportion to the number of shares of Common Stock then held by them and shares of Common Stock into which they then have the right to acquire upon conversion of the shares of the A-K Preferred Stock then held by them.

4.2.5 For purposes of this Section 4.2: (a) any acquisition of the Corporation in which a majority of the outstanding shares of the Corporation are purchased or exchanged for cash or securities or other consideration issued or caused to be issued by the acquiring corporation or its parent or subsidiary (other than a mere reincorporation transaction); (b) a sale of all or substantially all of the assets of the Corporation; or (c) any consolidation, merger or other business combination involving the Corporation or any of its subsidiaries with or into any other corporation or entity, other than a wholly owned subsidiary, in which the stockholders of the Corporation immediately before the consolidation, merger or combination own less than a majority of the combined voting power of the surviving corporation or other entity immediately following the consummation of such transaction shall be deemed to be a Liquidation and shall entitle the holders of the A-K Preferred Stock and the Common Stock to receive, at the closing, in cash, securities or other property (valued as provided in Section 4.2.6 below), those amounts that are specified in Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.4 hereof.

4.2.6 Whenever the distributions provided in this Section 4.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property, as determined in good faith by the Board.

4.3 Redemption. None of the series of A-K Preferred Stock are redeemable.

4.4 Voting Rights. The holders of the A-K Preferred Stock shall vote together as a single class except as otherwise required herein or by law.

4.4.1 General. In addition to the special voting rights set forth herein or provided under applicable law and except as otherwise provided in this Certificate of Incorporation, the holders of the A-K Preferred Stock shall be: (a) entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation; (b) entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; and (c) entitled to cast a number of votes equal to the number of shares of Common Stock into which such Preferred Stock could then be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.4.2 Election of Directors.

(a) The authorized number of directors of the Corporation shall be determined by the Board, provided however, such number shall be not less than three (3) and not more than eleven (11).

(b) Members of the Board shall be nominated and elected as follows:

(i) the holders of a majority of the outstanding shares of Common Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series I Preferred Stock, the Series .1 Preferred Stock and the Series K Preferred Stock, voting together as a separate class, shall have the right to nominate and elect one (1) director to the Board;

(ii) the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, shall have the right to nominate and elect two (2) directors to the Board;

(iii) the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, shall have the right to nominate and elect one (1) director to the Board;

(iv) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, shall have the right to nominate and elect one (1) director to the Board; and

(v) the holders of a majority of the outstanding shares of Common Stock and the A-K Preferred Stock, and any other series of Preferred Stock that may be designated by the Board to receive such voting rights, voting together as a single class shall elect any additional directors authorized by the Board which are not elected pursuant to sub-clauses (i) through (iv) of this Section 4.4.2(a) (the “Directors at Large”).

(c) The election of directors as provided above shall occur at the annual meeting or by written consent of the stockholders entitled to vote. In the event of a vacancy of a directorship, such vacancy shall be filled only by the affirmative vote of the holders of a majority of the outstanding shares of the class or series of stock entitled to elect such director, provided however that any vacancies for Directors at Large may be filled by the Board. Any director elected by the holders of a particular class or series of stock may be removed during such director’s term of office, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding shares of the class or series entitled to elect such director.

4.5 Conversion. The holders of the A-K Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.5.1 Right to Convert.

(a) Each share of A-K Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Adjusted Issue Price by the then applicable Initial Conversion Price with respect to such series, as adjusted pursuant to Sections 4.5.3, 4.5.4 and 4.5.6, determined as of the date the certificate is surrendered for conversion (the “Conversion Price”). The “Initial Conversion Price” for each series of Preferred Stock is as follows:

Name of Series	Initial Conversion Price
Series A Preferred Stock	$1.00
Series B Preferred Stock	$0.50
Series C Preferred Stock	$1.00
Series D Preferred Stock	$3.00
Series E Preferred Stock	$3.50
Series F Preferred Stock	$5.00
Series G Preferred Stock	$5.00
Series H Preferred Stock	$5.00
Series I Preferred Stock	$6.00
Series J Preferred Stock	$10.00
Series K Preferred Stock	$12.00

(b) Conversion of Series H Dividends. On any conversion of Series H Preferred Stock pursuant to Section 4.5.1, all accrued unpaid Series H Dividends shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the cash amount of such accrued, unpaid Series H Dividends owed on such Series H Preferred Stock by the then applicable Initial Conversion Price with respect to the Series H Preferred Stock, as adjusted pursuant to Sections 4.5.3, 4.5.4 and 4.5.6, determined as of the date the certificate of the Series H Preferred Stock is surrendered for conversion (the “Conversion Price” with respect to the Series H Dividends).

(c) Automatic Conversion. Each share of A-K Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock at the applicable Conversion Price for such series upon the earlier of: (a) the consummation of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (other than a registration relating solely to a transaction under Rule 145 of the Securities Act or to an employee benefit plan of the Corporation), that results in aggregate cash proceeds to the Corporation and/or any selling stockholders of an amount equal to or greater than $15,000,000 (before deducting underwriting discounts and commissions and appropriately adjusted for subdivisions and combinations of shares of Common Stock and dividends on Common Stock payable in shares of Common Stock); or (b) with the vote or written consent of holders of at least a majority of such A-K Preferred Stock voting separately as a class. In the event of the automatic conversion of the A-K Preferred Stock upon a public offering as aforesaid, the conversions of such shares of the A-K Preferred Stock shall be deemed to have occurred automatically immediately prior to the closing of such public offering. In the event of the conversion of any series of A-K Preferred Stock upon the vote or written consent of holders of at least a majority of holders of shares of such series, voting separately as a class, the conversion of such shares of such series of Preferred Stock shall be deemed to have occurred upon the date of receipt of such vote or consent or such later date as may be specified by such holders.

4.5.2 Mechanics of Conversion. Before any holder of any shares of A-K Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares, duly endorsed, at the office of the Corporation or of any transfer agent for the Corporation, together with written notice to the Corporation at such office that such holder elects to convert such shares (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4.5.1(c)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates, registered in such names as specified by such holder, for the number of shares of Common Stock to which such holder shall be entitled to receive as a result of such conversion, together with a check or checks payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and any accrued and unpaid dividends on such converted shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the A-K Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (except that in the event of an automatic conversion pursuant to a public offering under Section 4.5.1(c), such conversion shall be deemed to have been made immediately, prior to the closing of the offering referred to in such Section). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of the holder tendering such shares of A-K Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive shares of Common Stock issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

4.5.3 Adjustments to Conversion Price for Diluting Issues.

(a) Special Definitions. For purposes of this Section 4.5.3 the following definitions apply:

(i) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities;

(ii) “Series K Original Issue Date” means the date on which a share of Series K Preferred Stock was first issued;

(iii) “Convertible Securities” means any evidence of indebtedness, shares (other than the A-K Preferred Stock) or other securities convertible into or exchangeable for Common Stock; and

(iv) “Additional Securities” means all shares of Common Stock issued (or, pursuant to subsection 4.5.3(c), deemed to be issued) by the Corporation after the Series K Original Issue Date, other than shares of capital stock issued or issuable:

(A) upon conversion of A-K Preferred Stock into Common Stock;

(B) to officers, directors or employees of, or consultants to, the Corporation, pursuant to a stock grant, option plan, purchase plan or other stock incentive program approved by the Board;

(C) in connection with the equipment financing, lines of credit or other lending arrangements on terms approved by the Board;

(D) in connection with the acquisition of a business, the acquisition of assets, joint ventures, strategic alliances or similar transactions or partnering arrangements on terms approved by the Board;

(E) as a dividend or distribution on A-K Preferred Stock;

(F) as a dividend or other distribution on shares of Common Stock excluded from the definition of Additional Securities by clauses (A), (B), (C), (D) or (E) of this Section 4.5.3(a)(iv) or on shares of Common Stock so excluded; or

(G) upon issuance of Series A Preferred Stock to Aladar Szalay in exchange for the cancellation of shares of Common Stock of the Corporation held by Aladar Szalay.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of A-K Preferred Stock shall be made in respect of the issuance of Additional Securities unless the consideration per share for any Additional Security issued or deemed to be issued by the Corporation is less than the applicable Conversion Price, in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

(c) Deemed Issue of Additional Securities. If the Corporation at any time or from time to time after the Series K Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that, Additional Securities shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4.5.3(e) hereof) of such Additional Securities would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that, in any such case in which Additional Securities are deemed to be issued:

(i) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities, provided, however, that no such adjustment of the applicable Conversion Price shall affect Common Stock previously issued upon conversion of A-K Preferred Stock;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Securities issued were the shares of Common Stock if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Securities deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.5.3(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no readjustment pursuant to Sections 4.5.3 (c)(iii)(A) or 4.5.3(c)(iii)(B) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of: (A) such Conversion Price on the original adjustment date; and (B) such Conversion Price that would have resulted from any issuance of Additional Securities between the original adjustment date and such readjustment date;

(v) in the case of any Options that expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made, except as to shares of Preferred Stock converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Section 4.5.3(c)(iii) above; and

(vi) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the applicable Conversion Price that became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any, of such Options or Convertible Securities.

(d) Adjustment of Conversion Price Upon Issuance of Additional Securities. If the Corporation shall issue Additional Securities (including Additional Securities deemed to be issued pursuant to Section 4.5.3(c)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest tenth of a cent) determined by multiplying such Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Securities so issued would purchase if purchased at the applicable Conversion Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Securities so issued. For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of A-K Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding vested Options having an exercise price per share less than the applicable Conversion Price in effect on such date had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date but not including in such calculation any Additional Securities issuable with respect to shares of Preferred Stock, Convertible Securities or outstanding Options solely as a result of the adjustment of the respective Conversion prices (or other conversion ratios) resulting from the issuance of Additional Securities causing such adjustment.

(e) Determination of Consideration. For purposes of this Section 4.5.3, the consideration received by the Corporation for the issue of any Additional Securities shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) if Additional Securities are issued together with other shares or securities or other assets of the Corporation for consideration consisting of both cash and property other than cash, be in the proportion of such consideration so received, computed as provided in subclauses (A) and (B) of this Section 4.5.3(e)(i), as determined in good faith by the Board.

(ii) Options and Convertible Securities: The consideration per share received by the Corporation for Additional Securities deemed to have been issued pursuant to Section 4.5.3(c) relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B) the maximum number of shares of Common Stock (as set forth the in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

4.5.4 Adjustment of Combinations or Subdivisions of Common Stock. If the Corporation at any time or from time to time after the Series K Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision or the outstanding share of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

4.5.5 Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the A-K Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion

Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, or similar transaction, be proportionately adjusted such that the A-K Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the A-K Preferred Stock immediately before that change.

4.5.6 Other Distributions. If the Corporation shall at any time or from time to time after the Series K Original Issue Date make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a stock dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than Additional Securities, then in each such event provision shall be made so that the holders of A-K Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.5 with respect to the rights of the holders of the A-K Preferred Stock or with respect to such other securities by their terms.

4.5.7 No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.5 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the A-K Preferred Stock against impairment.

4.5.8 Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accounts as selected by the Corporation to verify such computation and prepare and furnish to each holder of A-K Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the A-K Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Conversion Price for each series of Preferred Stock at the time in effect; and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Preferred Stock.

4.5.9 Notices of Record Date. If the Corporation shall take a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend other than a cash dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Securities, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any of the right, the Corporation shall mail to each holder of the A-K Preferred Stock at least 20 days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

4.5.10 Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the A-K Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

4.5.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the A-K Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all such outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all such outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

4.5.12 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of the A-K Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of A-K Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

4.5.13 Notices. Any notice required by the provisions of this Section 4.5 to be given to the holders of shares of the A-K Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

4.5.14 Adjustments. Subject to the provisions of Sections 4.5.3 and 4.6 of this Article FOURTH, in case of any reorganization or any reclassification of the capital stock of the Corporation, any consolidation, merger or other business combination of the Corporation with or into another person or entity, or the conveyance of all or substantially all of the assets of the Corporation to another person or entity, each share of the A-K Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of A-K Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, merger, consolidation, business combination or conveyance; and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the holders of the A-K Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the A-K Preferred Stock.

4.6 Protective Provisions. So long as any shares of the A-K Preferred Stock remain outstanding and unless otherwise required by law, the Corporation shall not, without the vote or written consent by the holders of at least 60% of the then outstanding shares of the A-K Preferred Stock, voting together as a separate class:

(a) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, any series of the Preferred Stock;

(b) increase the authorized number of shares of Preferred Stock or any series thereof;

(c) authorize, create or issue, or obligate itself to issue, any other equity security: (i) ranking senior to any series of A-K Preferred Stock as to Liquidation preferences, the payment of dividends, distribution of assets or redemptions; or (ii) that in any manner adversely affects the rights of the holders of any series of A-K Preferred Stock;

(d) effect any sale, lease, transfer or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries (other than in the ordinary course of business), or any consolidation, merger or other business combination involving the Corporation with or into any other person or entity (other than a wholly owned subsidiary) in which the stockholders of the Corporation immediately prior to such consolidation or merger own less than a majority of the combined outstanding voting power of the surviving corporation immediately following such consolidation, merger or other business combination;

(e) effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock of the Corporation or any voluntary liquidation, dissolution or winding-up of the Corporation;

(f) redeem, purchase or otherwise acquire any shares of Common Stock; provided however, that, this restriction shall not apply with respect to payments made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of such repurchase, notwithstanding anything to the contrary set forth herein;

(g) authorize, declare or pay any dividend or other distribution (other than a dividend payable solely in shares of Common Stock which gives rise to an adjustment to the A-K Preferred Stock pursuant to Section 4.5.6) on any shares of its Common Stock or Preferred Stock; or

(h) amend, modify, waive or repeal this Section 4.6.

4.7 Waiver. Unless otherwise required by law:

(a) the observance of any term relating to any outstanding series of Preferred Stock may be waived either generally or in a particular instance (and either retroactively or prospectively) with the vote or written consent of the holders of at least 60% of the then outstanding shares of that series of Preferred Stock, voting as a separate class. Any waiver so effected shall be binding upon the Corporation and all holders of shares of Preferred Stock of that series; and

(b) the observance of any term relating to any outstanding Preferred Stock may be waived either generally or in a particular instance (and either retroactively or prospectively) with the vote or written consent of the holders of at least 60% of the then outstanding shares of Preferred stock, voting together as a separate class. Any waiver so effected shall be binding upon the Corporation and all holders of shares of Preferred Stock.

4.8 Common Stock.

4.8.1 Dividend Rights. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board in its sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder, provided that, any dividend declared or paid on the Common Stock shall be declared and paid in an equal amount on each share of the Common Stock.

4.8.2 Liquidation Rights. In the event of any Liquidation, the holders of the Common Stock shall be entitled, subject to the rights and preferences of the holders of shares of Preferred Stock authorized and issued hereunder, to share ratably, in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

4.8.3 Redemption. The Common Stock is not redeemable.

4.8.4 Voting Rights. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held, and shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as provided in this Certificate of Incorporation and as may be provided by law.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, but subject to the other provisions of this Certificate of Incorporation, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH: The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law as so amended.

To the maximum extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) any director, officer, employee or other Person to which Delaware law permits the Corporation to provide indemnification through bylaw provisions, agreements with any such director, officer, employee or other Persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: Except as provided in Article SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIGNATURE ON NEXT PAGE

IN WITNESS WHEREOF, Genelux Corporation has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by its President on this 14th day of March, 2012.

/s/ Aladar A. Szalay
Dr. Aladar A. Szalay, President